Exhibit 2.1

AMENDMENT TO AGREEMENT AND

PLAN OF MERGER

This Amendment is made as of November 12, 2021 (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 23, 2021 (the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Sabal Palm Bancorp, Inc., a Florida corporation (“Sabal Palm”) and Sabal Palm Bank, a Florida state-chartered bank and wholly-owned subsidiary of Sabal Palm (the “Bank” and collectively with Sabal Palm, the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Parties desire to amend the terms of the Merger Agreement in accordance with the provision of Section 7.6 thereof as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment of Section 4.2(v) of the Merger Agreement. Section 4.2(v) of the Merger Agreement is amended and restated in its entirety as follows:

(v)           take any action or fail to take any action that will cause Sabal Palm’s Consolidated Tangible Shareholders’ Equity at the Effective Time to be less than $29,124,000 at the Effective Time;

2.	Amendment of Section 5.2(j) of the Merger Agreement. Section 5.2(j) of the Merger Agreement is amended and restated in its entirety as follows:

(j)            Sabal Palm Consolidated Tangible Shareholders’ Equity. Sabal Palm’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $29,124,000 and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.14% of total loans and leases outstanding. The parties agree that all of the Bank’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of the Bank’s allowance for loan and lease losses.

3.	Amendment to Section 7.1(a) of the Merger Agreement.

(a) The definition of “Permitted Expenses” as defined in Section 7.1(a) of the Merger Agreement is amended and restated in its entirety as follows:

“Permitted Expenses” shall mean (i) the reasonable expenses of Sabal Palm and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), (ii) the fee payable to Sabal Palm’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement, and (iii) the change in control payments paid to each of Neil D. McCurry Jr., Richard J. Halloran, and Dave Froelich prior to the Closing Date.

(b) The definition of “Sabal Palm Target Consolidated Tangible Shareholders’ Equity” as defined in Section 7.1(a) of the Merger Agreement is amended and restated in its entirety as follows:

“Sabal Palm Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $29,124,000.

(c) The following definition is removed from Section 7.1(a):

“Target Consolidated Tangible Shareholders’ Equity” shall mean $30.3 million.

4.	Miscellaneous. Except as amended by the respective provisions of this Amendment, the Merger Agreement shall remain in full force and effect without modification or waiver. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Executive Officer

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Executive Officer

SABAL PALM BANCORP, INC.

By:	/s/ Neil D. McCurry Jr.
Neil D. McCurry Jr.
Chief Executive Officer

SABAL PALM BANK

By:	/s/ Neil D. McCurry Jr.
Neil D. McCurry Jr.
Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]